CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-42363 and No. 333-60417 of GateField Corporation on Form S-8, and No. 333-08089 and No. 333-27283 on Form S-3 of our reports dated February 19, 1999, appearing in this Annual Report on Form 10-K of GateField Corporation for the year ended December 31, 1998.

Deloitte & Touche LLP
San Jose, California
April 15, 1999